Exhibit 10(y)

February 18, 2022

Lisa Foo
[Address Omitted]
[Address Omitted]

RE:    Position of Executive Vice President, Commercial Operations

Dear Lisa,

I am delighted to promote you to the position of Executive Vice President, Commercial Operations with Tenet Healthcare (the Company). The following memorializes the terms and conditions of this employment offer.

•Position: Executive Vice President, Commercial Operations, where you will continue to report to me, Saumya Sutaria, Chief Executive Officer and will continue to be allowed to work remotely in Boston, MA.

•Employment Entity: Tenet Business Services Corporation

•Start Date: March 1, 2022

Compensation

•Base Salary: You will receive an annual base salary of $650,000, payable in accordance with the Company’s standard payroll practices, currently bi-weekly, subject to applicable tax withholdings.

•Annual Incentive Plan (AIP): Effective January 1, 2022, your target cash bonus award will be 75% of your base salary. The AIP is performance-based cash compensation tied to the achievement of annual performance goals. The level of payout will depend on the realization of that year’s goals in the Company’s discretion. Awards are subject to modification, including for extraordinary events and/or failure to meet our quality, ethics or compliance guidelines. Participation in the AIP does not guarantee that an award will be made.

•Stock Incentive Plan (SIP) Award: You will be recommended for an annual award for the 2022 planning cycle with an approximate grant date value of $1,000,000. Our awards are designed to align the incentives of our leadership team with the Company’s long-term performance. Each year, the Company determines eligibility, award value and type of award (including whether in stock and/or cash or subject to performance conditions), with awards typically granted in February. Any award will be subject to the terms and conditions set forth in the applicable plan document and award agreement. Eligibility for the program does not guarantee an award will be made.

Benefits

Your position continues to be eligible for our comprehensive benefits package, including health and welfare benefits and the plans highlighted below. All benefits are subject to the terms and conditions of the applicable plan documents, may be modified or terminated at any time, and may require special elections or the execution of additional agreements in order to participate.

•Retirement Plans: You will continue to be eligible to participate in the Company’s 401(k) retirement savings plan which offers pre-tax, after-tax, and ROTH contribution and possible discretionary employer match opportunities. In addition, you will continue to be eligible for the Company’s deferred compensation plan, which currently provides pre-tax deferral options with employer match opportunities.

•Executive Retirement Account (ERA): You will continue to be eligible to participate in the ERA, however, your annual employer contribution will be increased to 20% of your base salary under the terms and conditions provided in the ERA. Employer contributions are made on July 1 each year.

•Executive Severance Plan (ESP): You will continue to be eligible for the Tenet ESP which provides 18 months of certain benefits in the event of a Qualifying Termination as defined in the Plan. To participate, you must sign and return a separate agreement that our executive benefits team will provide after your promotion start date.

•Time Off: In addition to paid Company holidays, you are eligible for paid time off according to your tenure with the company.

Terms and Conditions of Employment

Confidentiality, Non-Compete, and Non-Solicitation Agreement: This offer is contingent upon your execution of the Agreement provided in Appendix A.

At-Will Employment; Cause: Your employment will be on an at-will basis, which means that either you or the Company may terminate the employment relationship, with or without notice and with or without cause, at any time. As used in this letter, the term “cause” shall include, but shall not be limited to, dishonesty, fraud, willful misconduct, breach of fiduciary duty, conflict of interest, commission of a felony, material failure or refusal to perform job duties in accordance with Company policies, a material violation of Company policy that causes harm to the Company or an affiliate, or other wrongful conduct of a similar nature and degree.

Compliance with Company Policies: You agree, as a condition to your employment, to abide by all Tenet Human Resources and other policies, procedures, rules and regulations currently in effect or that may be adopted from time to time, including the Tenet Standards of Conduct. To the extent that any such policies, rules or regulations, or any benefit plans in which you are a participant, conflict with the terms of this letter, the actual terms of those policies or plans shall control.

Conflict Resolution: This offer is contingent upon your execution of the Fair Treatment and Mutual Arbitration agreement provided in Appendix B, which includes final and binding arbitration as a resolution to any grievance that results from your employment or termination of employment with the Company.

Please let us know if you have any questions – we are here to ensure you make a thoughtful and informed decision. To accept, please sign and return to [email address omitted] on the executive benefits team by February 24, 2022.

Best regards,

Saumya Sutaria
Chief Executive Officer

Enclosure

cc:    Kelly Pool, Vice President, Human Resources

Acknowledged and Accepted:

/s/ Lisa Foo	Date:	02/22/2022
Lisa Foo (Signature)

Tenet Business Services Corporation

/s/ Kelly L. Pool	Date:	2/22/2022
Kelly Pool
Vice President, Human Resources
Lisa Foo